Exhibit 99.1
F.N.B. CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
Provides Guidance for a $0.12 Quarterly Cash Dividend Rate
Hermitage, PA — January 26, 2009 — F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today reported financial results for the fourth quarter and full year ended December 31, 2008. For the fourth quarter of 2008, the Corporation reported a net loss of $18.9 million, or $(0.21) per diluted share, compared to net income of $23.5 million, or $0.27 per diluted share, for the third quarter of 2008. Net income for the fourth quarter of 2007 totaled $17.1 million, or $0.28 per diluted share. Full year 2008 net income totaled $35.6 million, or $0.44 per diluted share, compared to $69.7 million, or $1.15 per diluted share, for the full year ended December 31, 2007.
Results for the fourth quarter of 2008 included a $44.8 million (pre-tax) increase in the provision for loan losses, compared to the third quarter of 2008, and $20.1 million (pre-tax) of non-cash impairment charges related to certain investments, which in total reduced fourth quarter 2008 earnings by $0.47 per diluted share. The higher provision for loan losses related primarily to building the allowance for loan losses in recognition of a weaker economic environment and higher net charge-offs for the Corporation’s Florida and Pennsylvania loan portfolios. The impairment charges consisted of $16.0 million related to investments in pooled trust preferred securities, $3.4 million related to investments made by F.N.B. Capital Corporation and $0.7 million related to investments in bank stocks.
“We are disappointed that our 2008 financial results fell short of our expectations and our traditionally strong operating levels. We took decisive action this year to build our loan loss reserve to address our small (5.1% of total loans), but troubled Florida portfolio and also provide for the challenges facing the national economy in 2009,” said Bob New, President and Chief Executive Officer of F.N.B. Corporation. “We are very pleased with our year-over-year growth in loans, deposits and treasury management balances, as this demonstrates our capability to win business in the marketplace. We enter 2009 well positioned with a strong capital position, a healthy franchise, and 2,600 confident bankers focused on taking exceptional care of existing customers and providing opportunities for potential customers to benefit from FNB’s broad array of financial products and services.”
Net Interest Income
Net interest income, on a fully taxable equivalent basis, for the fourth quarter of 2008 totaled $70.0 million, a decrease of 0.7%, or 2.9% on an annualized basis, reflecting a lower net interest margin partially offset by higher average earning assets compared to the third quarter of 2008. The net interest margin for the fourth quarter of 2008 narrowed to 3.88%, compared to 3.97% in the third quarter of 2008, primarily due to a 6 basis point effect from

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 2 of 8
non-accrual loans, in addition to the effect of competitive deposit pricing following two separate 50 basis point federal funds rate cuts in October 2008. The non-accrual effects included a 3 basis point negative impact from interest income reversals on new non-accrual loans in the fourth quarter of 2008, while the third quarter of 2008 included a 3 basis point benefit from interest recognized on previously non-accruing loans returned to accrual status due to sustained payment performance.
For the fourth quarter of 2008, average loans increased 1.6%, or 6.5% on an annualized basis, compared to the third quarter of 2008. Organic average loan growth for the fourth quarter of 2008, which excludes the effects of the Iron and Glass acquisition completed on August 16, 2008, equaled $14.6 million or 1.0% on an annualized basis compared to the third quarter of 2008. Compared to the fourth quarter of 2007, organic average loan growth for the fourth quarter of 2008 equaled $192.9 million or 4.4%.
Compared to the third quarter of 2008, organic growth in indirect auto and home equity lending in the fourth quarter of 2008 was partially offset by decreased balances in commercial, direct consumer and residential mortgage loans on an organic basis. While the organic growth in home equity lending reflects the continued execution of our strategies, the increase in the indirect loan portfolio on an organic basis reflects the benefit from a weakening of competitors in the automobile finance market that provided the Corporation with an opportunity to increase balances with improved pricing, while maintaining strong underwriting standards. Commercial loans, which now comprise 54.7% of the total loan mix, decreased 1.2% annualized on an organic basis reflecting the effect of a slower economic environment in the Corporation’s Pennsylvania markets.
Average deposits and treasury management balances increased 2.3% in the fourth quarter of 2008, or 9.2% on an annualized basis, compared to the third quarter of 2008. Organic growth, which excludes the effects of the Iron and Glass acquisition completed on August 16, 2008, equaled $18.2 million, or 1.1% on an annualized basis, compared to the third quarter of 2008. Treasury management balances increased $33.0 million or 33.1% annualized and total deposits declined $14.8 million or 1.0% annualized on an organic basis, compared to the third quarter of 2008. The organic growth in treasury management balances reflects continued strong growth in new clients and seasonal increases for clients in higher education, while the decline in deposits on an organic basis is largely due to seasonal decreases compared to the prior quarter. Compared to the fourth quarter of 2007, organic growth in average deposits and treasury management balances for the fourth quarter of 2008 equaled $273.0 million or 5.8%.
Non-Interest Income
Non-interest income, which includes the $20.1 million impairment charges, decreased $20.0 million for the fourth quarter of 2008 from $28.2 million for the third quarter of 2008. Strong growth in securities commissions and fees partially offset seasonal decreases in insurance

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 3 of 8
commissions and fees and service charges as well as lower trust income driven by lower market valuations. Securities commissions and fees benefited from annuities being more attractive for customers as interest rates declined.
Impairment Charges
The Corporation’s investments in pooled trust preferred securities had a cost basis of $40.6 million and a fair value of $17.9 million as of December 31, 2008. This portfolio consists of 13 securities representing interests in various trusts collateralized by debt issued by over 500 financial institutions. Management has concluded that it is probable that there has been an adverse change in estimated cash flows for eight of the 13 securities, which management deemed to be other-than-temporarily impaired in accordance with generally accepted accounting principles. This conclusion is based on the trend in new deferrals by the underlying issuing banks and the expectation for additional deferrals and defaults in the future, negative changes in credit ratings and expectations for potential future negative rating changes, whether the security is currently deferring interest on the tranche that the Corporation owns and expected continued weakness in the U.S. economy. These eight securities were written down to $10.5 million, or 39.6% of the $26.4 million cost basis. After the impairment write-downs, the Corporation held 13 pooled trust preferred securities with an adjusted cost basis of $24.6 million and a fair value of $17.9 million as of December 31, 2008.
The $0.7 million other-than-temporary impairment charge for bank stocks relates to 13 holdings that as of December 31, 2008 have unrealized losses between 26.3% and 73.2% of book value and that have been in an unrealized loss position between three and 12 months. In accordance with generally accepted accounting principles, management has deemed these impairments to be other than temporary given the low likelihood that they will recover in value in the foreseeable future. At year end, the Corporation held 31 bank stocks with an adjusted cost basis of $3.6 million and a fair value of $3.5 million.
The impairment charge for F.N.B. Capital Corporation primarily relates to two investments, with $2.1 million related to a Florida-based company and $1.0 million related to a company with substantial exposure to the automobile industry. As of December 31, 2008, the portfolio of investments for F.N.B. Capital Corporation totaled $16.1 million with positions in nine companies.
Non-Interest Expense
Non-interest expense totaled $58.4 million for the fourth quarter of 2008, an increase of $0.5 million or 0.9% (3.5% on an annualized basis) compared to the third quarter of 2008. The increased expenses primarily reflect charges related to the Iron & Glass pension plan, the freezing of a supplemental pension plan for the Corporation in a cost-savings action and higher costs related to OREO properties. These higher costs were partially offset by year-end

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 4 of 8
reversals of accruals for incentive compensation and lower merger costs compared to the third quarter.
The Corporation’s efficiency ratio was 72.1% for the fourth quarter of 2008 compared to 56.5% in the prior quarter and 55.5% in same quarter one year ago. The impairment charges and pension-related costs discussed above increased the efficiency ratio by 15.8 percentage points in the fourth quarter of 2008.
Credit Quality
The provision for loan losses totaled $51.3 million for the fourth quarter of 2008, a $44.8 million increase compared to the third quarter of 2008 due to higher net charge-offs, additional specific reserves and increased allocations for a weaker economic environment. The significant increases primarily reflect continued deterioration in Florida, although, to a much lesser extent, the slowing economy in Pennsylvania is affecting some of the credit quality metrics in the loan portfolios in those markets. In total, $32.0 million of the fourth quarter provision for loan losses was related to Florida, representing 10.6% of the $301 million average portfolio balance of loans in Florida. In contrast, the remaining $19.3 million fourth quarter provision represents 0.3% of the Corporation’s $5.6 billion average loan portfolio in Pennsylvania (i.e., excluding the Florida portfolio and including the Regency Finance portfolio).
Net charge-offs totaled $21.1 million for the fourth quarter of 2008, a $16.8 million increase from the third quarter of 2008. As a percentage of average loans, annualized net charge-offs equaled 1.44% of average loans for the fourth quarter of 2008, compared to 0.30% for the third quarter of 2008. Net charge-offs related to Florida totaled $13.7 million or 18.6% of average loans on an annualized basis. Net charge-offs related to the Corporation’s Pennsylvania loan portfolio equaled $7.4 million or 0.53% on an annualized basis.
Non-performing assets totaled $152.9 million at year-end, an increase of $60.6 million compared to September 30, 2008. Essentially all of the increase in non-performing assets is attributed to Florida ($59.2 million or 97.6% of the total increase), with the Corporation’s remaining non-performing assets only up $1.4 million or 2.5%. Non-performing assets to total loans and OREO were 2.62% at the end of the fourth quarter, up from 1.57% at the end of the third quarter. Florida non-performing assets as a percentage of Florida loans and OREO equaled 31.91% as of year-end 2008, compared to 11.16% at September 30, 2008. Non-performing assets as a percentage of loans and OREO for the Pennsylvania portfolios increased only 3 basis points to 1.06%.
At December 31, 2008, the ratio of the allowance for loan losses to total loans equaled 1.80%, a 53 basis point increase from 1.27% at the end of the third quarter. For the Florida loan portfolio, this ratio equaled 9.69% at year-end 2008, a 637 basis point increase

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 5 of 8
compared to 3.32% at September 30, 2008. For the Pennsylvania loan portfolio, this ratio equaled 1.38%, a 22 basis point increase compared to 1.16% at September 30, 2008.
At December 31, 2008, the allowance for loan losses covered 72.9% of non-performing loans, compared to 96.0% at the end of the third quarter. For the Florida portfolio, this ratio equaled 30.6% at year-end 2008 compared to 35.3% at September 30, 2008, reflecting a combination of higher non-performing loans and charge-offs taken in the fourth quarter of 2008. For the Pennsylvania loan portfolio, this coverage ratio increased to 150.7%, a 19 percentage point increase compared to 132.0% at September 30, 2008.
Mr. New remarked, “We stubbed our toe in Florida. It’s painful, but it’s far from being fatal. We treated it aggressively this year and our rehab will continue until we are back at full speed. Our Pennsylvania loan portfolio saw some minor deterioration in 2008, but the overall asset quality of this portfolio continues to be very good as a result of historically sound underwriting and a more stable local economy.”
Capital Position
Shareholders’ equity at December 31, 2008 was $926.0 million, compared to $544.4 million at December 31, 2007. Tangible book value was $3.92 per common share at year-end 2008, compared to $4.67 per common share at year-end 2007. The Corporation’s tangible equity ratio was 4.51% at December 31, 2008, compared to 4.85% at December 31, 2007, reflecting the reduced level of earnings in 2008 and increased unrealized losses on investments and pension plan assets.
The Corporation’s capital ratios continue to exceed federal bank regulatory agency “well capitalized” thresholds. The Corporation’s leverage capital ratio was 7.34% at December 31, 2008, compared to 7.47% at December 31, 2007. The estimated total risk-based capital ratio was 11.1% at December 31, 2008, compared to 11.5% at December 31, 2007.
F.N.B. Corporation also recently announced that it is participating in the U.S. Treasury Department’s Capital Purchase Program. On January 9, 2009, F.N.B. Corporation completed the sale of 100,000 shares of newly issued preferred stock valued at $100.0 million. On a pro forma basis, as of December 31, 2008, the estimated total risk-based capital ratio would be 12.7%, the tier 1 risk-based capital ratio would be 11.3% and the leverage ratio would be 8.5%, all exceeding the well-capitalized requirements of 10%, 6% and 5%, respectively.
“We will use the additional capital to support our organic growth of loans and deposits. We don’t expect our balance sheet to grow significantly during 2009 as our new customer acquisitions will be offset as businesses and consumers reduce their debts and as we exit some of our troubled loans. However, we do expect to see a more normal expansion of our

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 6 of 8
balance sheet as consumer confidence improves and the economy begins to improve,” Mr. New added.
Dividend Strategy
F.N.B. Corporation’s Board of Directors has determined that, given the continued economic stress, it is in the best long-term interest of shareholders to reduce the quarterly cash dividend to $0.12 per share. The actual declaration of the dividend for the first quarter of 2009 typically occurs at the February Board of Directors meeting.
“We truly understand the importance of dividends to our shareholders. Although difficult, the decision to change our dividend was prudent, and consistent with our stated objective to create long-term value for shareholders. The decision allows us to preserve capital in a very challenging and uncertain environment and will position F.N.B. Corporation as an even stronger competitor when the economy rebounds,” said Mr. New.
Full Year 2008 Results
For the full year ended December 31, 2008, F.N.B. Corporation’s net income totaled $35.6 million, or $0.44 per diluted share, compared to $69.7 million, or $1.15 per diluted share, for the full year ended December 31, 2007. For 2008, F.N.B. Corporation’s return on tangible equity totaled 10.6%, its return on equity was 4.2%, its return on tangible assets was 0.55% and its return on assets was 0.46%.
Net interest income, on a fully taxable equivalent basis, increased 29.2% over 2007, reflecting average loan growth of 25.7% resulting from organic growth and the acquisitions of both Omega and Iron and Glass. Loan growth occurred in all categories, led by 33.9% growth in commercial lending. Average deposits and treasury management balances grew 26.8% over 2007, with low-cost treasury management accounts and non-interest bearing deposits growing at rates of 30.0% or more. The net interest margin for the year increased 15 basis points to 3.88%, compared to 2007.
Non-interest income, which includes the $20.1 million fourth quarter impairment charges, totaled $86.1 million, compared to $81.6 million for 2007. Growth in fee-based revenues due to the acquisitions of Omega and Iron and Glass were partially offset by the impairment charges. Non-interest expense totaled $222.7 million, an increase of 34.5% over 2007. The acquisitions of Omega and Iron and Glass contributed to higher salaries and benefits and occupancy costs, which increased a combined $36.1 million, or 31.4%, over full year 2007 levels. Other non-interest expense increases reflect higher OREO expenses in addition to increases related to the acquisitions in 2008. Expense levels for 2008 also included $4.7 million in one-time merger costs and $1.1 million related to an executive retirement.

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 7 of 8
The Corporation’s efficiency ratio was 62.9% for 2008, compared to 57.4% for 2007. The combination of impairment charges, merger-related costs, pension plan-related charges and executive retirement costs incurred in 2008 increased the efficiency ratio by 540 basis points for the full year of 2008.
The provision for loan losses for 2008 totaled $72.4 million, compared to $12.7 million for 2007. The increase is mainly due to the previously discussed higher provision for loan losses in the fourth quarter of 2008, as well as increases related to the acquisitions in 2008.
2009 Annual Meeting of Shareholders
The Board of Directors of F.N.B. Corporation also announced today that the Corporation’s 2009 annual meeting of shareholders will be held on May 20, 2009. The record date for voting at the meeting will be March 11, 2009. At the meeting, shareholders will act on the election of directors, ratification of the appointment of the independent registered public accounting firm and any other matters that properly come before the meeting.
Conference Call
F.N.B. Corporation will host its regularly scheduled quarterly conference call to discuss the Company’s financial results for the fourth quarter of 2008 on Tuesday, January 27, 2009, at 8:00 A.M. Eastern. Hosting the call will be Bob New, President and Chief Executive Officer, and Brian Lilly, Chief Financial Officer. The call can be accessed by dialing (888) 239-5247 or (913) 981-5589 for international callers; the confirmation number is 7951124.
A replay of the call will be available from 11:00 A.M. Eastern on the day of the call until midnight on Tuesday, February 3, 2009. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the confirmation number is 7951124. A transcript of the call will be posted to the “Shareholder and Investor Relations” section of F.N.B. Corporation’s Web site at www.fnbcorporation.com.
About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.4 billion as of December 31, 2008. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Ohio, Tennessee and

F.N.B. Corporation Reports Fourth Quarter and Full Year 2008 Results — Page 8 of 8
Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
Forward-looking Statements
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) technological issues which may adversely affect F.N.B. Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.
# # #
Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)
DATA SHEETS TO FOLLOW

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				4th Qtr 2008 -	4th Qtr 2008 -
	2008		2007	3rd Qtr 2008	4th Qtr 2007
	Fourth	Third	Fourth	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Statement of earnings
Interest income	$107,158	$108,801	$92,834	-1.5	15.4
Interest expense	38,793	39,896	43,424	-2.8	-10.7

Net interest income	68,365	68,905	49,410	-0.8	38.4
Taxable equivalent adjustment	1,597	1,569	1,202	1.8	32.9

Net interest income (FTE)	69,962	70,474	50,612	-0.7	38.2
Provision for loan losses	51,298	6,514	5,232	687.5	880.5

Net interest income after provision (FTE)	18,664	63,960	45,380	-70.8	-58.9

Service charges	14,643	15,002	10,711	-2.4	36.7
Insurance commissions and fees	3,508	3,959	3,044	-11.4	15.2
Securities commissions and fees	2,500	2,010	1,805	24.3	38.5
Trust income	3,081	3,215	2,188	-4.2	40.8
Gain on sale of securities	5	34	0	-86.6	2761.6
Impairment loss on securities	(16,698)	(25)	0	n/m	n/m
Gain on sale of loans	366	477	534	-23.1	-31.4
Other	853	3,561	2,354	-76.1	-63.8

Total non-interest income	8,258	28,233	20,636	-70.7	-60.0

Salaries and employee benefits	29,536	29,707	21,448	-0.6	37.7
Occupancy and equipment	9,414	8,772	6,741	7.3	39.6
Amortization of intangibles	1,988	2,162	1,101	-8.1	80.6
Other	17,478	17,270	11,328	1.2	54.3

Total non-interest expense	58,416	57,911	40,618	0.9	43.8

Income before income taxes	(31,494)	34,282	25,398	-191.9	-224.0
Taxable equivalent adjustment	1,597	1,569	1,202	1.8	32.9
Income taxes	(14,185)	9,208	7,134	-254.0	-298.8

Net income	$(18,906)	$23,505	$17,062	-180.4	-210.8

Earnings per share
Basic	$(0.21)	$0.27	$0.28	-177.8	-175.0
Diluted	$(0.21)	$0.27	$0.28	-177.8	-175.0

Performance ratios
Return on average equity	-7.74%	9.99%	12.45%
Return on tangible equity (1)	-17.67%	25.69%	25.04%
Return on average assets	-0.89%	1.13%	1.11%
Return on tangible assets (2)	-0.89%	1.28%	1.21%
Net interest margin (FTE)	3.88%	3.97%	3.72%
Yield on earning assets (FTE)	6.02%	6.20%	6.90%
Cost of funds	2.39%	2.50%	3.54%
Efficiency ratio (FTE) (3)	72.14%	56.48%	55.46%

Common stock data
Average basic shares outstanding	89,304,839	87,291,008	60,155,781	2.3	48.5
Average diluted shares outstanding	89,588,706	87,575,153	60,622,494	2.3	47.8
Ending shares outstanding	89,700,152	89,634,163	60,554,248	0.1	48.1
Book value per common share	$10.32	$10.83	$8.99	-4.7	14.8
Tangible book value per common share	$3.92	$4.39	$4.67	-10.8	-16.1
Dividend payout ratio	-114.06%	91.24%	85.17%

(1)	Return on tangible equity is calculated by dividing net income less amortization of intangibles by average equity less average intangibles.

(2)	Return on tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

(4)	Treasury management accounts are included in short-term borrowings on the balance sheet.

(5)	As of December 31, 2008, the Corporation also has $10.5 million of securities which management deemed to be other-than-temporarily impaired.

(6)	Certain prior period amounts have been reclassified to conform to the current period presentation.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	For the Year
	Ended December 31,		Percent
	2008	2007	Variance
Statement of earnings
Interest income	$409,781	$368,890	11.1
Interest expense	157,989	174,053	-9.2

Net interest income	251,792	194,837	29.2
Taxable equivalent adjustment	6,037	4,658	29.6

Net interest income (FTE)	257,829	199,495	29.2
Provision for loan losses	72,371	12,693	470.1

Net interest income after provision (FTE)	185,458	186,802	-0.7

Service charges	54,691	40,827	34.0
Insurance commissions and fees	15,572	13,994	11.3
Securities commissions and fees	8,128	6,326	28.5
Trust income	12,095	8,577	41.0
Gain on sale of securities	834	1,155	-27.8
Impairment loss on securities	(17,189)	(118)	n/m
Gain on sale of loans	1,824	1,715	6.4
Other	10,160	9,133	11.2

Total non-interest income	86,115	81,609	5.5

Salaries and employee benefits	116,819	87,219	33.9
Occupancy and equipment	34,245	27,737	23.5
Amortization of intangibles	6,442	4,406	46.2
Other	65,198	46,252	41.0

Total non-interest expense	222,704	165,614	34.5

Income before income taxes	48,869	102,797	-52.5
Taxable equivalent adjustment	6,037	4,658	29.6
Income taxes	7,237	28,461	-74.6

Net income	$35,595	$69,678	-48.9

Earnings per share
Basic	$0.44	$1.16	-62.1
Diluted	$0.44	$1.15	-61.7

Performance ratios
Return on average equity	4.20%	12.89%
Return on tangible equity (1)	10.63%	26.23%
Return on average assets	0.46%	1.15%
Return on tangible assets (2)	0.55%	1.25%
Net interest margin (FTE)	3.88%	3.73%
Yield on earning assets (FTE)	6.25%	6.97%
Cost of funds	2.66%	3.61%
Efficiency ratio (FTE) (3)	62.88%	57.35%

Common stock data
Average basic shares outstanding	80,654,153	60,135,859	34.1
Average diluted shares outstanding	80,997,987	60,629,065	33.6
Ending shares outstanding	89,700,152	60,554,248	48.1
Book value per common share	$10.32	$8.99	14.8
Tangible book value per common share	$3.92	$4.67	-16.1
Dividend payout ratio	219.92%	82.45%

(1)	Return on tangible equity is calculated by dividing net income less amortization of intangibles by average equity less average intangibles.

(2)	Return on tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

(4)	Treasury management accounts are included in short-term borrowings on the balance sheet.

(5)	As of December 31, 2008, the Corporation also has $10.5 million of securities which management deemed to be other-than-temporarily impaired.

(6)	Certain prior period amounts have been reclassified to conform to the current period presentation.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				4th Qtr 2008 -	4th Qtr 2008 -
	2008		2007	3rd Qtr 2008	4th Qtr 2007
	Fourth	Third	Fourth	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Average balances
Total assets	$8,414,609	$8,265,506	$6,109,593	1.8	37.7
Earning assets	7,197,213	7,089,681	5,418,770	1.5	32.8
Securities	1,330,686	1,304,035	1,053,081	2.0	26.4
Loans, net of unearned income	5,861,620	5,766,959	4,363,982	1.6	34.3
Allowance for loan losses	76,400	73,656	52,729	3.7	44.9
Goodwill and intangibles	575,668	550,673	262,077	4.5	119.7

Deposits and treasury management accounts (4)	6,529,246	6,381,969	4,706,626	2.3	38.7
Short-term borrowings	128,081	145,960	170,884	-12.2	-25.0
Long-term debt	494,065	501,500	462,475	-1.5	6.8
Trust preferred securities	205,468	205,637	151,031	-0.1	36.0
Shareholders’ equity	972,138	936,452	543,743	3.8	78.8

Asset quality data
Non-accrual loans	$139,607	$74,161	$29,211	88.2	377.9
Restructured loans	4,097	3,733	3,468	9.8	18.1

Non-performing loans	143,704	77,894	32,679	84.5	339.7
Other real estate owned	9,177	14,338	8,052	-36.0	14.0

Non-performing assets (5)	$152,881	$92,232	$40,731	65.8	275.3

Net loan charge-offs	$21,148	$4,323	$4,548	389.2	365.0
Allowance for loan losses	104,730	74,755	52,806	40.1	98.3

Non-performing loans / total loans	2.47%	1.33%	0.75%
Non-performing assets / total loans + OREO	2.62%	1.57%	0.94%
Allowance for loan losses / total loans	1.80%	1.27%	1.22%
Allowance for loan losses / non-performing loans	72.88%	95.97%	161.59%
Net loan charge-offs (annualized) / average loans	1.44%	0.30%	0.41%

Balances at period end
Total assets	$8,364,811	$8,457,351	$6,088,021	-1.1	37.4
Earning assets	7,160,200	7,222,178	5,376,328	-0.9	33.2
Securities	1,326,133	1,335,780	1,025,974	-0.7	29.3
Loans, net of unearned income	5,820,380	5,876,041	4,344,235	-0.9	34.0
Goodwill and intangibles	574,507	577,318	261,559	-0.5	119.6

Deposits and treasury management accounts (4)	6,469,328	6,525,953	4,674,236	-0.9	38.4
Short-term borrowings	181,558	179,286	173,271	1.3	4.8
Long-term debt	490,250	496,649	481,366	-1.3	1.8
Trust preferred securities	205,386	205,555	151,031	-0.1	36.0
Shareholders’ equity	925,984	971,074	544,357	-4.6	70.1

Capital ratios
Equity/assets (period end)	11.07%	11.48%	8.94%
Leverage ratio	7.34%	7.97%	7.47%
Tangible equity/tangible assets (period end)	4.51%	5.00%	4.85%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	For the Year
	Ended December 31,		Percent
	2008	2007	Variance
Average balances
Total assets	$7,696,895	$6,055,384	27.1
Earning assets	6,649,735	5,356,711	24.1
Securities	1,220,772	1,039,536	17.4
Loans, net of unearned income	5,410,022	4,305,158	25.7
Allowance for loan losses	67,962	52,346	29.8
Goodwill and intangibles	473,228	263,861	79.3

Deposits and treasury management accounts (4)	5,932,216	4,676,568	26.8
Short-term borrowings	143,154	147,439	-2.9
Long-term debt	498,262	467,047	6.7
Trust preferred securities	192,060	151,031	27.2
Shareholders’ equity	847,417	540,469	56.8

Asset quality data
Non-accrual loans	$139,607	$29,211	377.9
Restructured loans	4,097	3,468	18.1

Non-performing loans	143,704	32,679	339.7
Other real estate owned	9,177	8,052	14.0

Non-performing assets	$152,881	$40,731	275.3

Net loan charge-offs	$32,596	$12,483	161.1
Allowance for loan losses	104,730	52,806	98.3

Non-performing loans / total loans	2.47%	0.75%
Non-performing assets / total loans + OREO	2.62%	0.94%
Allowance for loan losses / total loans	1.80%	1.22%
Allowance for loan losses / non-performing loans	72.88%	161.59%
Net loan charge-offs (annualized) / average loans	0.60%	0.29%

Balances at period end
Total assets	$8,364,811	$6,088,021	37.4
Earning assets	7,160,200	5,376,328	33.2
Securities	1,326,133	1,025,974	29.3
Loans, net of unearned income	5,820,380	4,344,235	34.0
Goodwill and intangibles	574,507	261,559	119.6

Deposits and treasury management accounts (4)	6,469,328	4,674,236	38.4
Short-term borrowings	181,558	173,271	4.8
Long-term debt	490,250	481,366	1.8
Trust preferred securities	205,386	151,031	36.0
Shareholders’ equity	925,984	544,357	70.1

Capital ratios
Equity/assets (period end)	11.07%	8.94%
Leverage ratio	7.34%	7.47%
Tangible equity/tangible assets (period end)	4.51%	4.85%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				4th Qtr 2008 -	4th Qtr 2008 -
	2008		2007	3rd Qtr 2008	4th Qtr 2007
	Fourth	Third	Fourth	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Average balances
Loans:
Commercial	$3,203,713	$3,142,018	$2,241,272	2.0	42.9
Direct installment	1,083,072	1,099,102	945,539	-1.5	14.5
Consumer LOC	332,983	314,992	247,913	5.7	34.3
Residential mortgages	651,141	655,719	475,346	-0.7	37.0
Indirect installment	522,633	493,648	432,477	5.9	20.8
Other	68,078	61,480	21,435	10.7	217.6

Total loans	$5,861,620	$5,766,959	$4,363,982	1.6	34.3

Deposits:
Non-interest bearing deposits	$918,143	$907,146	$628,766	1.2	46.0
Savings and NOW	2,847,628	2,826,205	2,066,390	0.8	37.8
Certificates of deposit and other time deposits	2,331,236	2,250,043	1,725,646	3.6	35.1

Total deposits	6,097,007	5,983,394	4,420,802	1.9	37.9
Treasury management accounts (4)	432,239	398,575	285,824	8.4	51.2

Total deposits and treasury management accounts (4)	$6,529,246	$6,381,969	$4,706,626	2.3	38.7

Balances at period end
Loans:
Commercial	$3,173,941	$3,228,768	$2,232,860	-1.7	42.1
Direct installment	1,070,791	1,095,115	941,249	-2.2	13.8
Consumer LOC	340,750	325,284	251,100	4.8	35.7
Residential mortgages	638,356	647,259	465,881	-1.4	37.0
Indirect installment	531,430	514,007	427,663	3.4	24.3
Other	65,112	65,608	25,482	-0.8	155.5

Total loans	$5,820,380	$5,876,041	$4,344,235	-0.9	34.0

Deposits:
Non-interest bearing deposits	$919,539	$939,561	$626,141	-2.1	46.9
Savings and NOW	2,816,628	2,888,899	2,037,160	-2.5	38.3
Certificates of deposit and other time deposits	2,318,456	2,313,397	1,734,383	0.2	33.7

Total deposits	6,054,623	6,141,857	4,397,684	-1.4	37.7
Treasury management accounts (4)	414,705	384,096	276,552	8.0	50.0

Total deposits and treasury management accounts (4)	$6,469,328	$6,525,953	$4,674,236	-0.9	38.4

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	For the Year
	Ended December 31,		Percent
	2008	2007	Variance
Average balances
Loans:
Commercial	$2,922,868	$2,182,237	33.9
Direct installment	1,054,167	932,344	13.1
Consumer LOC	300,014	248,788	20.6
Residential mortgages	607,443	482,900	25.8
Indirect installment	462,834	439,196	5.4
Other	62,696	19,693	218.4

Total loans	$5,410,022	$4,305,158	25.7

Deposits:
Non-interest bearing deposits	$825,083	$634,537	30.0
Savings and NOW	2,596,378	2,030,614	27.9
Certificates of deposit and other time deposits	2,137,555	1,744,691	22.5

Total deposits	5,559,016	4,409,842	26.1
Treasury management accounts (4)	373,200	266,726	39.9

Total deposits and treasury management accounts (4)	$5,932,216	$4,676,568	26.8

Balances at period end
Loans:
Commercial	$3,173,941	$2,232,860	42.1
Direct installment	1,070,791	941,249	13.8
Consumer LOC	340,750	251,100	35.7
Residential mortgages	638,356	465,881	37.0
Indirect installment	531,430	427,663	24.3
Other	65,112	25,482	155.5

Total loans	$5,820,380	$4,344,235	34.0

Deposits:
Non-interest bearing deposits	$919,539	$626,141	46.9
Savings and NOW	2,816,628	2,037,160	38.3
Certificates of deposit and other time deposits	2,318,456	1,734,383	33.7

Total deposits	6,054,623	4,397,684	37.7
Treasury management accounts (4)	414,705	276,552	50.0

Total deposits and treasury management accounts (4)	$6,469,328	$4,674,236	38.4

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	Fourth Quarter 2008			Third Quarter 2008
	PA	FL	Total	PA	FL	Total
Asset quality data, by geographic region
Non-accrual loans	46,491	93,116	139,607	45,179	28,982	74,161
Restructured loans	4,097	0	4,097	3,733	0	3,733

Non-performing loans	50,588	93,116	143,704	48,912	28,982	77,894
Other real estate owned	8,039	1,138	9,177	8,277	6,061	14,338

Non-performing assets (5)	58,627	94,254	152,881	57,189	35,043	92,232

Net loan charge-offs	7,403	13,745	21,148	3,264	1,059	4,323
Allowance for loan losses	76,224	28,506	104,730	64,539	10,216	74,755
Loans, net of unearned income	5,526,178	294,202	5,820,380	5,567,997	308,044	5,876,041

Non-performing loans / total loans	0.92%	31.65%	2.47%	0.88%	9.41%	1.33%
Non-performing assets / total loans + OREO	1.06%	31.91%	2.62%	1.03%	11.16%	1.57%
Allowance for loan losses / total loans	1.38%	9.69%	1.80%	1.16%	3.32%	1.27%
Allowance for loan losses / non-performing loans	150.68%	30.61%	72.88%	131.95%	35.25%	95.97%
Net loan charge-offs (annualized) / average loans	0.53%	18.59%	1.44%	0.24%	1.37%	0.30%

Loans 30 - 89 days past due	43,931	0	43,931	37,518	961	38,479
Loans 90+ days past due	14,067	0	14,067	9,965	0	9,965
Non-accrual loans	46,491	93,116	139,607	45,179	28,982	74,161

Total past due and non-accrual loans	104,489	93,116	197,605	92,662	29,943	122,605

Total past due and non-accrual loans/total loans	1.89%	31.65%	3.40%	1.66%	9.72%	2.09%